UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016 (January 21, 2016)

NEW ENTERPRISE STONE & LIME CO., INC.
(Exact name of registrant as specified in charter)

Delaware	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(Address of principal executive offices)

(814) 766-2211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 21, 2016, the Board of Directors (the “Board”) of New Enterprise Stone & Lime Co., Inc. (the “Company”) approved the terms of new employment agreements (collectively, the “Employment Agreements”) with Albert L. Stone, the Company’s Executive Vice President and Chief Financial Officer, and Robert J. Schmidt, the Company’s Executive Vice President and Chief Operating Officer. The Employment Agreements replace in their entirety the prior employment agreements with Mr. Stone and Mr. Schmidt, dated February 8, 2013 and September 2, 2014, respectively.

Mr. Stone’s Employment Agreement

The term of the Employment Agreement with Mr. Stone expires on May 31, 2018. Mr. Stone’s Employment Agreement provides Mr. Stone with an annual base salary of $425,000, retroactively effective to November 1, 2015, subject to annual review by the Company’s Chief Executive Officer and the Board. Mr. Stone’s Employment Agreement also provides that on each of February 29, 2016, February 28, 2017 and February 28, 2018, and provided that Mr. Stone is employed by the Company on such dates, the Company will pay Mr. Stone a cash bonus of $212,500. Mr. Stone is also eligible to participate in the Company’s Incentive Compensation Plan, entitled to four weeks of paid vacation and eligible for an automobile allowance pursuant to the Company’s automobile policies.

Upon a termination of Mr. Stone’s employment by the Company without cause (as defined in Mr. Stone’s Employment Agreement), or a resignation by Mr. Stone for good reason (as defined in Mr. Stone’s Employment Agreement), Mr. Stone is entitled to continued payment of his base salary until expiration of the term of Mr. Stone’s Employment Agreement, plus any cash bonuses that would otherwise be made if Mr. Stone remained employed by the Company until expiration of the term of Mr. Stone’s Employment Agreement. If Mr. Stone’s employment is terminated by the Company without cause, or if Mr. Stone resigns for good reason, within one year following a change of control (as defined in Mr. Stone’s Employment Agreement), in lieu of the salary continuation benefit described above, Mr. Stone will be entitled to the continued payment of his base salary for a period of thirty-six months plus any annual cash bonuses that would otherwise be made if Mr. Stone remained employed by the Company until expiration of the term of Mr. Stone’s Employment Agreement. The salary continuation benefits described above are subject to Mr. Stone’s execution and non-revocation of a release of claims against the Company and its affiliates and will be reduced by all compensation earned by Mr. Stone during the applicable severance period. Except as otherwise described above or pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), all compensation and benefits will cease at the time of cessation of Mr. Stone’s employment with the Company.

Mr. Schmidt’s Employment Agreement

The term of the Employment Agreement with Mr. Schmidt expires on February 28, 2022. Mr. Schmidt’s Employment Agreement provides Mr. Schmidt with an annual base salary of $450,000, retroactively effective to March 1, 2015, subject to annual review by the Company’s Chief Executive Officer and the Board. Mr. Schmidt’s Employment Agreement also provides that on February 28, 2016 and each subsequent anniversary of such date occurring during the term of Mr. Schmidt’s Employment Agreement, and provided that Mr. Schmidt is employed by the Company on such dates, the Company will pay Mr. Schmidt a cash bonus of $225,000. Mr. Schmidt is also eligible to participate in the Company’s Incentive Compensation Plan, entitled to four weeks of paid vacation, provided with a Company automobile and reimbursed for related automobile maintenance expenses.

Upon a termination of Mr. Schmidt’s employment by the Company without cause (as defined in Mr. Schmidt’s Employment Agreement), a resignation by Mr. Schmidt for good reason (as defined in Mr. Schmidt’s Employment Agreement), Mr. Schmidt is entitled to continued payment of his base salary until expiration of the terms of Mr. Schmidt’s Employment Agreement, plus any annual cash bonuses that would otherwise be made if Mr. Schmidt remained employed by the Company until expiration of the term of Mr. Schmidt’s Employment Agreement. The salary continuation benefits described above are subject to Mr. Schmidt’s execution and non-revocation of a release of claims against the Company and its affiliates and will be reduced by all compensation earned by Mr. Schmidt during the severance period. Except as otherwise described above or pursuant to COBRA, all compensation and benefits will cease at the time of cessation of Mr. Schmidt’s employment with the Company.

Each executive is entitled to participate in all of the Company’s employee benefit plans, subject to the terms and conditions of such plans. Further, each Employment Agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for the longer of the period of time remaining in the term of the Employment Agreement or two years following any cessation of employment.

The foregoing description of the Employment Agreements is only a summary and is qualified in its entirety by reference to the full text of the Employment Agreements between the Company and (i) Mr. Stone and (ii) Mr. Schmidt, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated January 21, 2016, by and between New Enterprise Stone & Lime Co., Inc., and Albert L. Stone.
10.2	Employment Agreement, dated January 21, 2016, by and between New Enterprise Stone & Lime Co., Inc., and Robert J. Schmidt.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

Date: January 26, 2016	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated January 21, 2016, by and between New Enterprise Stone & Lime Co., Inc., and Albert L. Stone.
10.2	Employment Agreement, dated January 21, 2016, by and between New Enterprise Stone & Lime Co., Inc., and Robert J. Schmidt.